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                                                                    EXHIBIT 99.2

                             Compliance Certificate
                    pursuant to Section 3.09 of the Indenture
                                   relating to
                 Associates Automobile Receivables Trust 2000-1

         The undersigned, the President of Arcadia Financial Ltd. ("AFL"), on behalf of Associates Automobile Receivables Trust 2000-1 (the "Trust"), and in accordance with the direction contained in Section 3.14(d) of the certain Sale and Servicing Agreement, dated as of June 1, 2000, by and among the Trust, as Issuer (the "Issuer"), Arcadia Receivables Finance Corp., as seller, and AFL, hereby certifies on behalf of the Trust, pursuant to Section 3.09 of that certain Indenture, dated as of June 1, 2000 (the "Indenture"), between the Issuer, and Bank One, National Association, as trustee, that:

         1. A review of the activities of the Issuer and the performance of the Issuer under the Indenture during the fiscal year ended December 31, 2000, has been made under my supervision; and

         2. To the best of my knowledge, based on such review, the Issuer has complied with all conditions and covenants under the Indenture during the fiscal year ended December 31, 2000.

         Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Indenture.

         IN WITNESS WHEREOF, the undersigned has signed his name.

Dated:   March 26, 2001

                                        ARCADIA FINANCIAL LTD.


                                        By: /s/ JERRY W. BAYLESS
                                            Jerry W. Bayless
                                            President